Exhibit 99

MATRIX SERVICE COMPANY REPORTS FIRST QUARTER 2021 RESULTS
TULSA, OK – November 4, 2020 – Matrix Service Company (Nasdaq: MTRX), a leading contractor to the energy and industrial markets across North America, today reported financial results for its first quarter of fiscal 2021.
Key highlights:
•First quarter revenue was $182.8 million resulting in a loss per diluted share of $0.12 due to the continued impact of the global pandemic and related market disruptions
•Strong project execution was offset by lower than expected revenue volume which resulted in under recovery of construction overhead costs, significantly impacting gross margins
•SG&A was $18.1 million in the quarter after realization of planned cost reductions
•Backlog at the end of the quarter was $678.4 million; project awards of $102.7 million for the quarter
•Liquidity of $133.9 million at September 30, 2020, including cash of $82.2 million
•Extends revolving credit facility to November 2023

“The pandemic has continued to impact many of our clients, especially those in the energy industry, who are managing through low product demand and rigid health and safety protocols, as well as political uncertainty, all of which has resulted in delayed and reduced spending priorities. In spite of reduced revenue volumes, our project execution and consolidated direct margins have been very strong. In addition, I am extremely proud of our teams’ ability to manage not only the additional burden of maintaining a COVID-safe work environment, but also driving a zero-incident safety performance in the quarter,” said John R. Hewitt, President and CEO.

“Overall, bidding opportunities are improving and our project opportunity funnel is returning to normal, however, client decision making in this environment may affect the timing of awards and starts. It is our expectation that bookings and revenue will improve as we move into the second half of this fiscal year. This improvement in business conditions, combined with our restructuring and continuing cost reduction efforts position us to deliver better financial results. We remain focused on safety, winning work, and executing our backlog. We will keep a strong balance sheet through controlling costs, minimizing capital expenditures, managing cash flow, and maintaining minimal or no debt.”
Update on Company Response to COVID-19 Pandemic
Throughout the course of the COVID-19 pandemic, the Company's top priority has been to maintain a safe working environment for all employees, customers and business partners. Our project teams, in coordination with our clients, continue to operate under enhanced work processes to integrate guidance from governmental agencies and leading health organizations to protect the health and safety of everyone on our job sites while maintaining productivity.
Change of Reportable Segments
Due to changing markets facing our clients and to better align the financial reporting of the Company with our long-term strategic growth areas, we began reporting our financial results under new reportable segments effective July 1, 2020. The new reportable segments along with a description of each are as follows:

•Utility and Power Infrastructure: consists of power delivery services provided to investor owned utilities, including construction of new substations, upgrades of existing substations, transmission and distribution line installations, upgrades and maintenance, as well as emergency and storm restoration services. The Company also provides construction and maintenance services to a variety of power generation facilities, including gas fired facilities in simple or combined cycle design, and provides engineering, fabrication, and construction services for liquefied natural gas ("LNG") utility peak shaving facilities.
•Process and Industrial Facilities: primarily serves customers in the downstream and midstream petroleum industries who are engaged in refining crude oil and processing, fractionating, and marketing of natural gas and natural gas liquids. The Company also serves customers in various other industries such as petrochemical, sulfur, mining and minerals companies engaged primarily in the extraction of non-ferrous metals, aerospace and defense, cement, agriculture, and other industrial customers. The Company's services include plant maintenance, turnarounds, industrial cleaning services, engineering, fabrication, and capital construction.
•Storage and Terminal Solutions: consists of work related to aboveground storage tanks and terminals. Also included in this segment are cryogenic and other specialty storage tanks and terminals including LNG, liquid nitrogen/liquid oxygen, liquid petroleum and other specialty vessels such as spheres as well as marine structures and truck and rail loading/offloading facilities. The Company's services include engineering, fabrication, construction, and maintenance and repair, which includes planned and emergency services for both tanks and full terminals. Finally, the Company offers tank products, including geodesic domes, aluminum internal floating roofs, floating suction and skimmer systems, roof drain systems and floating roof seals.
All prior period segment information has been restated to conform with our new reportable segments. In addition, beginning July 1, 2020, the Company reported separately corporate selling, general and administrative expenses and other corporate expenses that were previously allocated to the segments.
First Quarter Fiscal 2021 Results
Consolidated
Consolidated revenue was $182.8 million for the three months ended September 30, 2020, compared to $338.1 million in the same period in the prior fiscal year. On a segment basis, revenue decreased for the Process and Industrial Facilities and Storage and Terminal Solutions segments by $108.9 million, and $59.3 million, respectively. These decreases were partially offset by an increase in the Utility and Power Infrastructure segment of $12.9 million.
Consolidated gross profit decreased to $14.4 million in the three months ended September 30, 2020 compared to $32.5 million in the same period in the prior fiscal year. Gross margin decreased to 7.9% in the three months ended September 30, 2020 compared to 9.6% in the same period in the prior fiscal year. Despite generally strong project execution, gross margins in fiscal 2021 were lower than fiscal 2020 due to lower than forecasted volumes, which led to higher under recovery of construction overhead costs.
Consolidated SG&A expenses were $18.1 million in the three months ended September 30, 2020 compared to $23.7 million in the same period a year earlier. The decrease is primarily attributable to cost reductions we implemented under our business improvement and restructuring plan that began in late fiscal 2020 and lower incentive compensation.
Utility and Power Infrastructure
Revenue for the Utility and Power Infrastructure segment was $60.7 million in the three months ended September 30, 2020 compared to $47.7 million in the same period a year earlier. The increase is due to a higher volume of LNG utility peak shaving work, partially offset by lower volumes of power delivery and power generation work. The segment gross margin was 11.4% in fiscal 2021 and (0.4)% in fiscal 2020. The fiscal 2021 segment gross margin was positively impacted by strong project execution on LNG utility peak shaving capital projects and power delivery work.
In the second quarter of fiscal 2020, the Company announced a business improvement plan for the former Electrical Infrastructure segment, which is now included in the Utility and Power Infrastructure segment. The plan included significant changes to the operations and management of the business, including changes to leadership and mid-level operational personnel, modifications to operational processes, and increased business development resources. During the second half of fiscal 2020, we implemented the planned personnel changes, added business development resources and strengthened business processes. These changes led to improved project execution, which has continued through the first quarter of fiscal 2021.

Process and Industrial Facilities
Revenue for the Process and Industrial Facilities segment was $45.9 million in the three months ended September 30, 2020 compared to $154.9 million in the same period a year earlier. The decrease is primarily due to our strategic exit from the domestic iron and steel industry in the third quarter of fiscal 2020, lower volumes of turnaround and refinery maintenance work, and reduced spending on midstream gas processing projects. The segment gross margin was 8.0% for the three months ended September 30, 2020 compared to 8.8% in the same period last year. Project execution in fiscal 2021 was strong, but gross margin was negatively impacted by lower revenue volumes, which led to the under recovery of construction overhead costs.
The short-term impact to the Company's refinery turnaround and maintenance operations as a result of the global pandemic continues to be significant. Although there have been project delays and suspensions of planned seasonal work, in most cases the revenue volumes are moving out in time, but not eliminated. The updated start dates on many of the delayed activities are uncertain and will depend on the needs of our clients, safety guidelines, and the market.
Storage and Terminal Solutions
Revenue for the Storage and Terminal Solutions segment was $76.2 million in the three months ended September 30, 2020 compared to $135.5 million in the same period a year earlier. The decrease in segment revenue is primarily a result of lower volumes of tank and crude oil terminal capital work and less repair and maintenance work. The segment gross margin was 5.0% in the three months ended September 30, 2020 compared to 14.6% in the three months ended September 30, 2019. The fiscal 2021 segment gross margin was negatively impacted by lower revenue volumes, which led to the under recovery of construction overhead costs, and a lower than previously forecasted margin on a crude oil storage terminal capital project nearing completion.
As a result of the COVID-19 pandemic, global energy demand, and regulatory issues, we continue to experience slower project award activity that began in the third quarter of fiscal 2020.
Income Tax Expense
The effective tax rates were (9.8)% and 30.6% for the first quarter of 2021 and fiscal 2020, respectively. The effective tax rate for the first quarter of fiscal 2021 was negatively impacted by a $1.0 million deferred tax asset adjustment. The Company estimates that its fiscal 2021 effective tax rate will be approximately 27.0%.
Backlog
Backlog at September 30, 2020 was $678.4 million. The quarterly book-to-bill ratio was 0.6 on project awards of $102.7 million.
Financial Position

At September 30, 2020 the Company had total liquidity of $133.9 million, which includes $51.7 million of availability under the credit facility and a cash balance of $82.2 million. During the quarter, the cash balance decreased $17.9 million primarily as a result of an investment in working capital. The Company's outstanding borrowings were $9.4 million at September 30, 2020.
Credit Facility Extension
On November 2, 2020, the Company extended its credit agreement. The credit agreement provides for a three-year senior secured revolving credit facility of $200.0 million that expires on November 2, 2023. Through the extension of the credit agreement, the Company has right-sized the revolving credit facility, which is sufficient to meet operating needs. The new facility provides additional financial flexibility related to potential capital allocation alternatives, including share repurchases. Terms of the credit agreement will be disclosed in the Company’s Form 10-Q.

Conference Call / Webcast Details
In conjunction with the earnings release, Matrix Service Company will host a conference call / webcast with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Thursday, November 5, 2020 and will be simultaneously broadcast live over the Internet which can be accessed at the Company’s website at matrixservicecompany.com under Investor Relations, Events and Presentations. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.
Dial in - Toll-Free: 1-888-660-6127
Dial in - Toll: 1-973-890-8355
Audience Passcode: 5467745

About Matrix Service Company
Founded in 1984, Matrix Service Company (Nasdaq: MTRX) is parent to a family of companies that includes Matrix PDM Engineering, Matrix Service Inc., Matrix NAC, and Matrix Applied Technologies. Our companies design, build and maintain infrastructure critical to North America's energy and industrial markets. Matrix Service Company is headquartered in Tulsa, Oklahoma with offices located throughout the United States and Canada, as well as Sydney, Australia and Seoul, South Korea.
The Company reports its financial results based on three reportable segments: Utility and Power Infrastructure, Process and Industrial Facilities, and Storage and Terminal Solutions. To learn more about Matrix Service Company, visit matrixservicecompany.com.
With a culture driven by its core values of safety, integrity, stewardship, positive relationships, community involvement and delivering the best, Matrix has twice been named to Forbes Top 100 Most Trustworthy Companies in America and is consistently recognized as a Great Place to Work®.
This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including the successful implementation of the Company's business improvement plan and the factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.

For more information, please contact:

Kevin S. Cavanah
Vice President and CFO
T: 918-838-8822
Email:kcavanah@matrixservicecompany.com

Kellie Smythe
Senior Director, Investor Relations
T: 918-359-8267
Email: ksmythe@matrixservicecompany.com

Matrix Service Company
Condensed Consolidated Statements of Income
(unaudited)
(In thousands, except per share data)

	Three Months Ended
	September 30, 2020	September 30, 2019
Revenue	$182,771	$338,097
Cost of revenue	168,421	305,632
Gross profit	14,350	32,465
Selling, general and administrative expenses	18,128	23,691
Restructuring costs	(320)	—
Operating income (loss)	(3,458)	8,774
Other income (expense):
Interest expense	(375)	(389)
Interest income	33	474
Other	1,033	3
Income (loss) before income tax expense	(2,767)	8,862
Provision for federal, state and foreign income taxes	270	2,711
Net income (loss)	$(3,037)	$6,151

Basic earnings (loss) per common share	$(0.12)	$0.23
Diluted earnings (loss) per common share	$(0.12)	$0.22
Weighted average common shares outstanding:
Basic	26,265	26,935
Diluted	26,265	27,575

Matrix Service Company
Condensed Consolidated Balance Sheets
(unaudited)
(In thousands)

	September 30, 2020	June 30, 2020
Assets
Current assets:
Cash and cash equivalents	$82,175	$100,036
Accounts receivable, less allowances (September 30, 2020—$830 and June 30, 2020—$905)	171,504	160,671
Costs and estimated earnings in excess of billings on uncompleted contracts	57,694	59,548
Inventories	6,751	6,460
Income taxes receivable	4,071	3,919
Other current assets	9,144	4,526
Total current assets	331,339	335,160
Property, plant and equipment at cost:
Land and buildings	42,845	42,695
Construction equipment	95,332	94,154
Transportation equipment	53,460	55,864
Office equipment and software	41,896	39,356
Construction in progress	2,648	4,427
Total property, plant and equipment - at cost	236,181	236,496
Accumulated depreciation	(156,743)	(155,748)
Property, plant and equipment - net	79,438	80,748
Operating lease right-of-use assets	20,152	21,375
Goodwill	60,437	60,369
Other intangible assets, net of accumulated amortization	8,287	8,837
Deferred income taxes	5,684	5,988
Other assets	6,893	4,833
Total assets	$512,230	$517,310

Matrix Service Company
Condensed Consolidated Balance Sheets (continued)
(unaudited)
(In thousands, except share data)

	September 30, 2020	June 30, 2020
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$68,615	$73,094
Billings on uncompleted contracts in excess of costs and estimated earnings	63,523	63,889
Accrued wages and benefits	16,682	16,205
Accrued insurance	7,657	7,301
Operating lease liabilities	6,585	7,568
Other accrued expenses	7,157	7,890
Total current liabilities	170,219	175,947
Deferred income taxes	34	61
Operating lease liabilities	18,820	19,997
Borrowings under senior secured revolving credit facility	9,383	9,208
Other liabilities	7,754	4,208
Total liabilities	206,210	209,421
Commitments and contingencies
Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of September 30, 2020 and June 30, 2020; 26,460,196 and 26,141,528 shares outstanding as of September 30, 2020 and June 30, 2020	279	279
Additional paid-in capital	132,687	138,966
Retained earnings	203,365	206,402
Accumulated other comprehensive loss	(7,969)	(8,373)
	328,362	337,274
Less: Treasury stock, at cost — 1,428,021 shares as of September 30, 2020, and 1,746,689 shares as of June 30, 2020	(22,342)	(29,385)
Total stockholders' equity	306,020	307,889
Total liabilities and stockholders’ equity	$512,230	$517,310

Matrix Service Company
Results of Operations
(unaudited)
(In thousands)

	Three Months Ended
	September 30, 2020	September 30, 2019
Gross revenue
Utility and Power Infrastructure	$60,671	$47,727
Process and Industrial Facilities	46,728	155,452
Storage and Terminal Solutions	77,596	136,001
Total gross revenue	$184,995	$339,180
Less: Inter-segment revenue
Process and Industrial Facilities	$797	$575
Storage and Terminal Solutions	1,427	508
Total inter-segment revenue	$2,224	$1,083
Consolidated revenue
Utility and Power Infrastructure	$60,671	$47,727
Process and Industrial Facilities	45,931	154,877
Storage and Terminal Solutions	76,169	135,493
Total consolidated revenue	$182,771	$338,097
Gross profit (loss)
Utility and Power Infrastructure	$6,913	$(168)
Process and Industrial Facilities	3,659	13,590
Storage and Terminal Solutions	3,778	19,742
Corporate	—	(699)
Total gross profit	$14,350	$32,465
Selling, general and administrative expenses
Utility and Power Infrastructure	$2,222	$2,632
Process and Industrial Facilities	4,050	6,938
Storage and Terminal Solutions	5,143	6,986
Corporate	6,713	7,135
Total selling, general and administrative expenses	$18,128	$23,691
Restructuring costs
Utility and Power Infrastructure	$11	$—
Process and Industrial Facilities	(500)	—
Storage and Terminal Solutions	13	—
Corporate	156	—
Total Restructuring costs	$(320)	$—
Operating income (loss)
Utility and Power Infrastructure	$4,680	$(2,800)
Process and Industrial Facilities	109	6,652
Storage and Terminal Solutions	(1,378)	12,756
Corporate	(6,869)	(7,834)
Total operating income (loss)	$(3,458)	$8,774

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, limited notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:

•fixed-price awards;

•minimum customer commitments on cost plus arrangements; and

•certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts with no minimum commitments and other established customer agreements, we include only the amounts that we expect to recognize as revenue over the next 12 months. For arrangements in which we have received a limited notice to proceed, we include the entire scope of work in our backlog if we conclude that the likelihood of the full project proceeding is high. For all other arrangements, we calculate backlog as the estimated contract amount less revenues recognized as of the reporting date.
The following table provides a summary of changes in our backlog for the three months ended September 30, 2020:

	Utility and Power Infrastructure	Process and Industrial Facilities	Storage and Terminal Solutions	Total
	(In thousands)
Backlog as of June 30, 2020	$272,816	$145,725	$339,924	$758,465
Project awards	21,318	50,796	30,619	102,733
Revenue recognized	(60,671)	(45,931)	(76,169)	(182,771)
Backlog as of September 30, 2020	$233,463	$150,590	$294,374	$678,427
Book-to-bill ratio(1)	0.4	1.1	0.4	0.6

(1)Calculated by dividing project awards by revenue recognized during the period.